Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 174 to Registration Statement No. 33-72424 on Form N-1A of our report dated June 26, 2015, relating to the financial statements and financial highlights of the Seafarer Overseas Growth and Income Fund, a series of Financial Investors Trust (the “Trust”), appearing in the Annual Reports on Form N-CSR of the Trust for the year ended April 30, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

April 15, 2016
Denver, Colorado